Exhibit 99.1

Amyris Provides Highlights of First Half 2019 Financial Results

Delivers 134% Revenue Growth Over First Half 2018; Files 2018 Form 10-K

Posts First-Half 2019 GAAP Revenue of $77.1 million; Cannabinoid Development Program Exceeds Expectations

EMERYVILLE, Calif., October 1, 2019 -- Amyris, Inc. (Nasdaq:AMRS) today provided highlights of its business and financial results for the first half of 2019 ended June 30, 2019, which it will review during a conference call after market close on Wednesday, October 2, 2019. The company also noted that it is has filed its 2018 Form 10-K and expects to file its Form 10-Qs for the first and second quarters of 2019 before the conference call on Wednesday. As a result of completing these filings, the company believes that it will have filed all of its delinquent SEC filings and be back in compliance with Nasdaq listing rules.

First-Half 2019 Financial Results and Recent Business Highlights

•	First-half 2019 GAAP revenue of $77.1 million with very strong gross margin compared to total first-half 2018 GAAP revenue of $32.9 million

•	Successful launch of Pipette baby care brand raising the bar for clean and safe baby care products

•	International expansion of Biossance, one of the fastest growing clean beauty skincare brands in the US, gets a strong start upon entry into Australian and New Zealand markets

•	Expansion of ADL Bionatur Solutions (ADL) manufacturing agreement and execution of strategic supply agreement with Raízen, the largest sugar producer in the world, to provide additional, cost-effective manufacturing capacity to meet growth demand

•	Appointment of two new board members with significant experience in building high growth product and consumer companies ‒ Jim McCann, founder and chairman of 1-800-Flowers, and Lisa Qi, founder and CEO of Daling Family e-commerce platform in China

•	Receipt of first milestone payment of $10 million in March 2019 for successful cannabinoid (CBD) development; good progress being made toward second major milestone.

“We are pleased with our financial results for the first-half of 2019,” said John Melo, Amyris President and CEO. “Our teams have delivered higher volumes to support stronger demand this year and in the second half they are continuing at record levels. We remain confident that we will exceed our revenue goal for 2019. Our $300 million cannabinoid development collaboration is also exceeding our expectations. We are now on track to be the first company to produce multiple cannabinoids at commercial scale that are fermentation derived in 2020.”

The company will hold its conference call to discuss financial results and business highlights for the first half of 2019, as well as provide an update on the company's business and outlook, at 4:30 p.m. ET (1:30 p.m. PT) on Wednesday, October 2, 2019. The company will not be issuing a customary earnings release on its financial results prior to the call, as the company expects that the financial results for the first and second quarters of 2019 will have been fully disclosed via the filing of required Form 10-Qs.

Conference Call:
Wednesday, October 2, 2019, 4:30 p.m. ET/1:30 p.m. PT

Dial-in Number:
(877) 870-4263 (U.S. & International)

Participants should ask to be joined to the Amyris, Inc. call.

Audio Webcast:
A live webcast of the call will be available online on the Amyris website. To listen via live webcast, please visit: http://investors.amyris.com. A replay of the webcast will be available on the Investor Relations section of the company's website approximately two hours after the conclusion of the call.

About Amyris

Amyris is the integrated renewable products company that is enabling the world’s leading brands to achieve sustainable growth. Amyris applies its innovative bioscience solutions to convert plant sugars into hydrocarbon molecules and produce specialty ingredients and consumer products. The company is delivering its No Compromise® products and services across a number of markets, including specialty and performance chemicals, flavors and fragrances, cosmetics ingredients, pharmaceuticals, and nutraceuticals. More information about the company is available at www.amyris.com.

Forward-Looking Statements
This release contains forward-looking statements, and any statements other than statements of historical fact could be deemed to be forward-looking statements. These forward-looking statements include, among other things, statements regarding the expected filing of Amyris’s Form 10-Qs for the first and second quarters of 2019, including the timing thereof and the related disclosure of Amyris’s financial results for the first and second quarters of 2019, Amyris’s anticipated regaining compliance with Nasdaq listing rules, including the timing thereof, expected 2019 revenue and business growth, including growth in demand for, and production of, Amyris products, and anticipated growth of Biossance and Pipette brands and development and commercial production of cannabinoid products. These statements are based on management's current expectations and actual results and future events may differ materially due to risks and uncertainties, including risks related to Amyris's liquidity and ability to fund operating and capital expenses, risks related to potential delays or failures in development, production and commercialization of products, risks related to Amyris's reliance on third parties, and other risks detailed from time to time in filings Amyris makes with the Securities and Exchange Commission, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Amyris disclaims any obligation to update information contained in these forward-looking statements, whether as a result of new information, future events, or otherwise.

Amyris, the Amyris logo, Biossance, and No Compromise are trademarks or registered trademarks of Amyris, Inc. in the U.S. and/or other countries.

Contact:

Peter DeNardo

Director, Investor Relations and Corporate Communications

Amyris, Inc.

+1 (510) 740-7481

investor@amyris.com